Exhibit 99.1

FMC Corporation 1725 Market Street Philadelphia, PA 19103 USA

News Release	215.299.6000 fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

james.fitzwater@fmc.com

Investor Relations contact: Alisha Bellezza – 215.299.6119

ir@fmc.com

FMC Corporation Completes $400 Million Debt Offering

PHILADELPHIA, November 15, 2013 – FMC Corporation (NYSE: FMC) today announced that it has completed the sale of $400 million aggregate principal amount of its 4.100% Senior Notes due February 1, 2024, in an underwritten registered public offering. The Notes were sold pursuant to an effective shelf registration statement that FMC filed with the Securities and Exchange Commission on November 2, 2012, and a prospectus supplement filed on November 13, 2013. FMC intends to use the net proceeds from this offering to repay its commercial paper notes and for other general corporate purposes.

“We are pleased that investors recognize our strong financial position, future cash generation ability and our financial discipline around cash deployment, which was reflected in the very attractive pricing,” said Pierre Brondeau, FMC president, CEO and chairman.

The joint book-running managers for the offering are BofA Merrill Lynch, Citigroup and HSBC. Copies of the prospectus supplement and the accompanying prospectus for this offering can be obtained by contacting: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-800-831-9146, HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, New York 10018, Attention: Transaction Management Group, or by telephone at 1-866-811-8049 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, or by telephone at 1-800-294-1322. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the SEC’s web site at www.sec.gov.

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This news release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall there be any sale of the senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FMC Corporation

FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.4 billion. The company employs approximately 6,000 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2012 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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